Exhibit 99.1

OPTION AGREEMENT TO PURCHASE TECHNOLOGY AND INTELLECTUAL PROPERTY RIGHTS ("Agreement"), is made and entered into as of the 28th day of February, 2011 (the “Effective Date”), between and among Robert H. Craig, Dr. Song Jin, Robin J. Kindle and Jon Larsen ("Holders"); and NEXT FUEL, INC., a Nevada corporation ("Company");

W I T N E S S E T H :

WHEREAS, Holders own all right, title, and interest in and to certain technology and intellectual property rights, as more specifically identified on Schedule A hereto (the "Technology and Intellectual Property Rights");

WHEREAS, the Technology and Intellectual Property Rights can be useful to Company’s business;

WHEREAS, Holders desires to give and grant to Company, and Company desires to have, an option to acquire all of Holders’ right, title, and interest in and to the Technology and Intellectual Property Rights upon the terms and conditions set forth herein;

WHEREAS, Holders has agreed, in consideration of a $5,000.00 payment from Company, to provide an option period of sixty (60) days in which Company may evaluate the Technology and Intellectual Property Rights; and,

NOW, THEREFORE, in consideration of the foregoing agreements and conditions hereinafter set forth, Holders and Company hereby agree as follows:

1.           OPTION AND STANDSTILL.

(a)           Holders hereby gives and grants unto Company the exclusive right and option to acquire all of Holders’ right, title, and interest in and to the Technology and Intellectual Property Rights (the “Option”),by providing written notice of exercise at any time on or before April 30, 2011 (the “Option Term”).

(b)           Holders acknowledges and agrees that, during the Option Term and thereafter until March 1, 2012 (the “Standstill Period”), Holders shall not sell, assign or transfer or create or allow any liens on all or any portion of the Technology and Intellectual Property Rights or solicit offers from or be in discussions with third parties for the purchase, assignment or transfer of all or any part of the Technology and Intellectual Property Rights.  During the Option Term and Standstill Period, Holders covenant and agree not to: (i) cause or permit a modification, in any way, to the rights associated with the Technology and Intellectual Property Rights, or (ii) take any action to cause or allow a transfer, sale or assignment of, or any liens on,  any rights, title or interest in the Technology and Intellectual Property Rights by Holders, except pursuant to the Option granted herein.

2.           CONSIDERATION FOR OPTION.  In consideration of Holders’ grant of the Option to Company, Company hereby agrees to pay to Holders upon execution of this Agreement, the amount of Five Thousand ($5,000) Dollars, by wire transfer of immediately available funds to an account designated by Holders in writing.

3.           DUE DILIGENCE.  During the Option Period, Company shall have the right to complete due diligence with respect to the Technology and Intellectual Property Rights.  Holders will extend their full cooperation to Company and its lawyers, accountants and other representatives in connection with such due diligence.  Holders will provide Company or its representative full access to all information in Holders’ possession with respect to the Technology and Intellectual Property Rights, and any other documents Company deems necessary for the purpose of conducting such due diligence regarding the Technology and Intellectual Property Rights.  The consummation of the transaction contemplated pursuant to the Purchase Agreement (defined below) shall be conditional upon Company's satisfaction with such due diligence.  All such cooperation shall be subject to Company and its representatives executing reasonable confidentiality and non-disclosure agreements.

4.           EXERCISE OF OPTION; PURCHASE AGREEMENT.

(a)           The exercise of the Option granted herein shall be by written notice to Holders pursuant to the provisions of Section 1(a) hereof.

(b)           Upon the exercise of the Option by Company, Company and Holders will promptly negotiate, in good faith, the terms of a definitive purchase agreement within thirty (3)) days following the exercise of the Option (the “Purchase Agreement”).  Under the Purchase Agreement, Holders shall assign all of their right, title and interest to the Technology and Intellectual Property Rights to Company in exchange for the issuance to Holders of (i) Three Million (3,000,000) shares of common stock of Company, and (ii) a two-year (“Warrant Term”) warrants to purchase One Million (1,000,000) shares of common stock of Company at an exercise price of $0.20 per share if the warrant is exercised during the first year of the Warrant Term, and $0.30 per share if the warrant is exercised during the second year of the Warrant Term.  Shares and Warrants will be allocated among the Holders as follows:

Name	Number Shares	Number Warrants
Robert H. Craig	1,000,000	1,000,000
Dr. Song Jin	1,000,000	-
Robin Kindle	800,000	-
John Larsen	200,000	-
Total	3,000,000	1,000,000

           In addition to those matters specifically set forth herein, the Purchase Agreement shall include such other representations, warranties, indemnities, covenants and agreements (including non-competition and similar agreements with the Holders) ,conditions and other matters that are customary for transactions of this type and negotiated by Holders and Company.  The securities issued by the Company will be restricted securities subject to resale restrictions under applicable securities laws, rules and regulations

5.           REPRESENTATIONS AND WARRANTIES OF HOLDERS.

(a)           Holders have good and marketable title to all the Technology and Intellectual Property Rights, free and clear of all liens, charges and encumbrances and no one except the Holders has any license or other right to use or acquire any of the Technology and Intellectual Property Rights.

(b)           Holders have full right, power and authority to transfer, assign and sell the Technology and Intellectual Property Rights to Company as contemplated by this Agreement and to carry out the terms and provisions of this Agreement without the need for any action, consent, approval or release of any third party, and carrying out of the terms and provisions of this Agreement will not conflict with, or result in a breach of the terms or provisions of, nor be an event of default under, any contract, lease or agreement or other obligation to which Holders is bound.

(c)           This Agreement, once executed by Holders, constitutes a valid and binding agreement enforceable against the Holders in accordance with its terms, except as enforceability may be limited by insolvency, moratorium, bankruptcy or other similar laws affecting creditor’s rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

6.           MISCELLANEOUS.  The parties further agree as follows:

(a)           Notices.  All necessary notices, demands, and requests required or permitted to be given under the provisions of this Agreement shall be deemed duly given if (i) hand-delivered or (ii) one (1) business day after deposited with a reputable overnight courier service, addressed as follows or addressed to such other addresses as any party shall designate from time to time by giving written notice in accordance with the provisions of this subsection:

(i)           If to Holders: at the addresses on the signature page to this Agreement.

(ii)           If to Company:

210 Walford Way
Cary, North Carolina 27519

(b)           Expenses.  The parties agree to pay the cost of their own legal fees and other expenses incurred in the negotiation, drafting, execution and consummation of this Agreement and the closing of any purchase hereunder.

(c)           Governing Law Arbitration and Venue.  This Agreement is governed by North Carolina law, except for principals of law that govern conflicts of law or choice of jurisprudence.  All claims or disputes arising among the parties and relating to this Agreement or the breach, termination or validity thereof shall be settled by binding arbitration in accordance with the then-current rules for arbitration of the CPR Institute for Dispute Resolution.  There shall be a single neutral arbitrator selected in accordance with such rules. The arbitration process shall be governed by the North Carolina Uniform Arbitration Act, N.C.G.S. §§ 1-567.1 et seq. The place of the arbitration shall be Wake County, North Carolina, and the arbitrator shall apply the substantive law of the State of North Carolina, exclusive of its choice of law rules, in deciding the dispute.  The arbitrator shall have authority to award provisional relief.  The final award of the arbitrator may include compensatory damages, not including pre-award interest, and specific relief limited to requiring the parties to comply with the provisions of this Agreement.  The arbitrator is not empowered to award exemplary or punitive damages and each party hereby waives any right to recover such damages with respect to any dispute resolved by arbitration.  The arbitrator is empowered to award reasonable attorneys’ fees in addition to the costs of arbitration.  The arbitrator’s award may be confirmed and judgment entered thereon in accordance with the governing arbitration law specified above.  Any claim of a party hereunder shall be time barred unless arbitration with respect to such claim is commenced within one (1) year after such claim arose.

(d)           Duplicate Originals.  This Agreement may be executed in duplicate originals, each of which shall be deemed an original and shall be admissible in any proceeding, legal or otherwise, without the production of the other such original.

(e)           Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision.

(f)           Section Headings.  The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(g)           Amendment and Decisions by Holders.  This Agreement may be amended, modified or terminated only by a written instrument duly executed by the Company and the Holders who are to receive a majority of the Four Million Total shares and warrants to be received by the Holder (a “Majority in Interest of the Holders”) and any conditions to a party's obligations under this Agreement may be waived only in writing by the Company and such Majority in Interest of the Holders, which shall bind all Holders.  A Majority in Interest of the Holders are hereby authorized to execute and deliver on behalf of all Holders any and all agreements necessary or appropriate to cause transfer of the Technology and Intellectual Property Rights to the Company and consummate other matters on behalf of all Holders and all Holders shall be bound by such Majority in Interest of the Holders..

(h)           Entire Agreement.  With respect to the subject matter hereof, this Agreement contains the entire understanding of the parties and there are no agreements or undertakings among the parties other than as expressly set forth in this Agreement.  With respect to its subject matter, this Agreement supersedes any prior understanding or agreements of the parties.  There are no conditions precedent or subsequent to the effectiveness of this Agreement except as stated in or incorporated by reference into this Agreement.  All prior negotiations, understandings, terms and conditions are merged in this Agreement.

(i)           Third Parties.  Nothing in this Agreement shall be construed as giving any person, firm, or other entity other than the parties to this Agreement and their respective successors and permitted assigns, any right, remedy, or claim under or in respect of this Agreement or any of its provisions.

(j)           Benefit.  This Agreement shall be binding upon and shall inure to the benefit of the parties to this Agreement, and their respective heirs and legal representatives.  This Agreement may not be assigned by any party.

(k)   Specific Performance.  The parties each agree that they will be irreparably damaged in the event that this Agreement is not specifically enforced and, accordingly, all obligations to perform under this Agreement by any party hereto, shall be enforceable by the other parties hereto by a decree of specific performance.

(l)   Construction.  This Agreement is the result of negotiations among the parties hereto and their respective counsel.  This Agreement shall not be construed more strictly against one party than any other because it may have been drafted by one of the parties or its counsel and each of the parties hereto hereby acknowledges and agrees that it has contributed substantially and materially in the negotiation and drafting of this Agreement.

[Signature Page Follows]

IN TESTIMONY WHEREOF, each of the parties hereunto has caused this instrument to be executed under seal and in such form as to be binding, all as of the day and year first above written.

HOLDERS:

/s/ Robert H.Craig___(SEAL)
Name: Robert H. Craig
Address: 25 Goose Lane Sheridan, WY 82801

/s/ Song Jin (SEAL)
Name: Song Jin
Address: 1203 Nassau Way Fort Collins, CO 80525

/s/ Robin Kindle (SEAL)
Name: Robin Kindle
Address: 705 S. Thurmond Sheridan, WY 82801

/s/ Jon Laarsen (SEAL)
Name: Jon Larsen
Address: 203 Cottonwood Lane Gillette, WY 82718

COMPANY:

NEXT FUEL, INC., a Nevada corporation (SEAL)

By:	/s/ John Cline Chief Executive officer
Name: John Cline
Title
Its: Chief Executive Officer

SCHEDULE A
TO
OPTION TO PURCHASE TECHNOLOGY AND INTELLECTUAL PROPERTY RIGHTS

Technology and Intellectual Property Rights include:

1.           U.S. Provisional Patent Application Serial No. 61/374,796 entitled "Implementation Protocol for the Injection of Nutrients and/or Microorganisms needed for Microbial Enhanced Coalbed Methane Recovery", filed August 4, 2010.

2.           Any and all test data, trade secrets, know-how and show-how relating to amendment recipes and technical information for enhanced self-sustaining biogenic methane production from coal and other carbonaceous deposits that any of the Owners own or have any other license right however acquired..  Included without limitation is technology relating to such methane production through injection of amendments into a bed, and recirculating of such amendments into the bed to generate methane from materials in the bed, and including extraction and recovery of the methane.  Also included are the materials shown to the investors to disclose the technology, and including without limitation, the technology deployed in field injection tests at Gillette, Wyoming in 2007, including sampling data from June 12, 2007.

3.           All documents, reports or other like records describing in detail the trade secrets, know-how and show-how referred to in paragraph 2 of this Schedule A.